As filed with the Securities and Exchange Commission on February 7, 2003

Registration No. 333- _______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUVELO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	36-3855489
(State of Incorporation)	(I.R.S. Employer Identification No.)

670 Almanor Avenue
Sunnyvale, California 94086
(Address of Principal Executive Offices including Zip Code)

VARIAGENICS, INC. AMENDED 1997 EMPLOYEE, DIRECTOR AND CONSULTANT
STOCK OPTION PLAN

(Full Title of the Plan)

Ted W. Love, M.D.	Copy to:
Chief Executive Officer	Alan C. Mendelson, Esq.
Nuvelo, Inc. 670 Almanor Avenue	Latham & Watkins 135 Commonwealth Drive
Sunnyvale, California 94086 (408) 524-8100	Menlo Park, California 94025 (650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered(1)	Per Share	Offering Price	Fee

Common Stock, $0.001 par value(5)	6,809,000 (2)	$1.8761 (3)	$12,774,364.90 (4)	$1,175.24

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the Variagenics, Inc. Amended 1997 Employee, Director and Consultant Stock Option Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)	Represents 6,809,000 shares subject to options outstanding under the Plan, which options were assumed by the registrant in connection with the acquisition of Variagenics, Inc. by Nuvelo, Inc. in January 2003.

(3)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The price of $1.8761 per share represents the weighted average exercise price for such outstanding options.

(4)	Calculated based on the weighted average exercise price per share pursuant to Rule 457(h) under the Securities Act.

(5)	Each share of common stock includes a right to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.001 per share.

Proposed sales to take place as soon after the effective date of the registration statement as options granted under the Plan are exercised.

EXPLANATORY NOTE

     Nuvelo, Inc., formerly known as Hyseq, Inc. (“Nuvelo”), has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of common stock issuable pursuant to the Variagenics Amended 1997 Employee, Director and Consultant Stock Option Plan (the “Plan”). In January 2003, Nuvelo acquired Variagenics, Inc. In connection with the acquisition, Nuvelo assumed all of the options then outstanding under the Plan, which options became exercisable for shares of the common stock of Nuvelo.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Nuvelo will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. Nuvelo does not need to file these documents with the Commission either as a part of the registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The following documents which we filed with the Commission are incorporated by reference into this registration statement:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, as amended on Form 10-K/A filed with the SEC on May 9, 2002 and Form 10-K/A No. 2 filed with the SEC on July 22, 2002;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002 as amended on Form 10-Q/A filed with the SEC on July 22, 2002;

(c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

(d) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the SEC on November 8, 2002;

(e) Our Current Reports on Form 8-K, filed with the SEC on January 11, 2002, January 28, 2002, April 9, 2002, May 16, 2002, August 14, 2002, September 6, 2002, November 1, 2002, November 12, 2002, January 21, 2003, January 28, 2003, and February 4, 2003;

(f) The description of Common Stock contained in our registration statement on Form 8-A (File No. 000-22873) filed with the Commission on July 23, 1997, pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of amending such description; and

(g) In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4. Description of Securities.

     Not Applicable.

     Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

     Item 6. Indemnification of Directors and Officers.

     As permitted by the Nevada General Corporation Law, the Company’s Articles and By-Laws provide that officers and directors of the Company shall not be personally liable for monetary damages to the Company for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. Directors will, however, no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

     The By-Laws provide that directors of the Company shall be indemnified by the Company to the fullest extent authorized by Nevada law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-Laws also authorize the Company to enter into one or more agreements with any person which provide for indemnification greater or different from that provided in the Articles. The Company has entered into indemnification agreements with all current officers and members of the Board of Directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
Number

4.1	Variagenics, Inc. Amended 1997 Employee, Director and Consultant Stock Option Plan.
5.1	Opinion of Kummer Kaempfer Bonner & Renshaw.
23.1	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Auditors.
23.3	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on signature page of this registration statement).

     Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Nuvelo, Inc., a Nevada corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 7th day of February, 2003.

Nuvelo, Inc.

By:	/s/ Ted W. Love, M.D. Ted W. Love, M.D. Chief Executive Officer

POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Dr. Ted W. Love and Peter S. Garcia, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ted W. Love Dr. Ted W. Love	Chief Executive Officer	February 7, 2003

/s/ Peter S. Garcia Peter S. Garcia	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 7, 2003

/s/ George B. Rathmann Dr. George B. Rathmann	Chairman of the Board of Directors	February 7, 2003

/s/ Mary K. Pendergast Mary K. Pendergast	Vice Chairman of the Board of Directors	February 7, 2003

Richard Brewer	Director

Dr. Philippe O. Chambon	Director

Dr. Jean-Francois Formela	Director

/s/ Martin A. Vogelbaum Martin A. Vogelbaum	Director	February 7, 2003

INDEX TO EXHIBITS

Exhibit
Number

4.1	Variagenics, Inc. Amended 1997 Employee, Director and Consultant Stock Option Plan.
5.1	Opinion of Kummer Kaempfer Bonner & Renshaw.
23.1	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Auditors.
23.3	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on signature page of this registration statement).